                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TANISYS TECNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 February 12, 1998

Dear Fellow Stockholders and Friends:

     Fiscal year 1997 was a year of growth and change for Tanisys. The continued support of the Company's stockholders, coupled with the subsequent strengthening of the management team, have positioned Tanisys for the opportunities ahead.

FINANCIAL PERFORMANCE

     Our 1997 financial results were very encouraging. Net sales increased by 218%, from $15.0 million to $47.7 million. This is meaningful as it occurred during a period when the prices of semiconductor memory chips, the most significant raw material in our module products, declined significantly. An increase in gross profit of 166%, from $2.3 million to $6.2 million, is another indication of the overall growth of the Company during this period. The entire Company is focused on translating these increasing revenues first into positive cash flow and then into positive net income. Our C.L.A.S.S. program, discussed more fully under Manufacturing Operations below, is one of the primary tools we will use to accomplish these goals.

     The Company raised $8.1 million in additional capital through the sale of equity in a private placement, the exercise of various stock options and the exercise of all the then outstanding stock warrants. This capital made it possible for the Company to establish an $8.5 million credit facility with a prominent financial institution, which in turn allowed the Company to support the growth in inventories and accounts receivable that accompany an increase in revenues.

MANUFACTURING OPERATIONS

     During fiscal 1997, the Company focused on its manufacturing operations since the market it serves is by far the largest segment of the industry in which we are active. We implemented our Comprehensive Logistics and Supply Solutions ("C.L.A.S.S.") program, which has as its strategic objective the support of original equipment manufacturers ("OEMs") with engineering and design expertise, quick-turn quality manufacturing capabilities and comprehensive logistical and supply services, at precisely the right time to be prepared to support the build to order ("BTO") initiatives when they were announced by the major computer OEMs. The investments we made in this area in people, equipment and processes gave us credibility for servicing this significantly expanded market. We remain focused on continuing the development of contractual relationships with global companies whose emphasis is on quality, range of responsive services and capacity for growth rather than simply finding the lowest price each time an order is placed.

     In conjunction with the implementation of this program, we invested the time and funds required for our manufacturing facility to be ISO 9002 certified. During the year, the Company's operations were audited by prospective customers. As a result of these favorable reviews, we are certified to manufacture product for some of the world's most quality conscious OEMs. By completely satisfying the toughest of these auditors, we have established that the Company is capable of successfully competing globally.

     The Company also is benefitting from another significant industry change. The transition to Synchronous Dynamic Random Access Memory ("SDRAM") by the major computer OEMs is occurring at an unprecedented pace. Our engineering and design professionals are providing quick-turn module designs which our manufacturing personnel build into prototypes to support our customers in providing samples to the computer OEMs for qualification. Simultaneously, our DarkHorse Systems design professionals have provided the industry with the ability to rapidly test this new technology accurately and economically. The DarkHorse System testers not only provided additional revenue from the transition to SDRAM, but solidified the recognition of DarkHorse System professionals as experts in designing, prototyping, manufacturing and testing this new technology.

MEMORY TESTERS

     The Company's DarkHorse Systems proprietary memory testers continue to gain recognition as the cost effective system of choice for the testing of memory modules by module manufacturers and by OEMs seeking to verify the quality of modules being delivered to their factories. The DarkHorse Systems testers have proven themselves to be extremely reliable, as well as being one of the most cost effective solutions available. The increasing complexity of memory modules caused by the transition to SDRAM and other advances in memory technology in fiscal 1997 was accompanied by the requirement for new tester technology capable of coping with these advances. Tanisys engineering and design personnel produced tester modifications and new designs that met customers' time line requirements for delivery of new systems and proved to be capable of much more than merely coping with the transition. This achievement enhanced the reputation of DarkHorse Systems as a serious competitor and has led many companies with complex requirements for existing and future technological advances to look to Tanisys for these solutions.

THE OUTLOOK

     Tanisys has invested in its future by assembling the right people, equipment and processes to be able to support OEM customers and their customers anywhere in the world. Now we are focusing on finalizing the contractual relationships with these customers and continuously improving all phases of our operations. This will ensure that we not only continue the growth of total revenues and gross profit, but due to the quality and value we bring to our customers, Tanisys expects to see dramatic improvements in financial operations. We have developed and are continuing to develop many strengths that position the Company to compete in the areas in which we choose to focus. The Company has earned the respect of the industry with its technical expertise and the total quality, customer focused attitude of our employees.

     We are confident of the Company's opportunities for continued growth and prosperity this coming year and well into the future. Tanisys will continue to focus on the very basic building blocks that are contributing to our current successes. Our continuing emphasis on customer satisfaction, increasing the quality and value of all our products and services and the exceptional experience and capabilities of our employees create the foundation we will use for this push into tomorrow. An additional and extremely important part of this foundation is the continuing support of our stockholders, vendors and other friends. We are excited about the coming year and look forward to reporting our progress on a quarterly basis.

Sincerely,

/s/ CHARLES T. COMISO

Charles T. Comiso
President and Chief Executive Officer

                            TANISYS TECHNOLOGY, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 125
                               AUSTIN, TEXAS 78727

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 24, 1998


        NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Tanisys Technology, Inc., a Wyoming corporation ("Tanisys" or the "Company"), will be held on Tuesday, March 24, 1998, at 1:00 p.m. local time at the Austin Marriott at the Capitol, 701 East 11th Street, in Austin, Texas, for the purpose of considering and voting upon the following:

        (1) A proposal to elect two directors to hold office until the 2001 Annual Meeting of Stockholders or until the election and qualification of their respective successors.

        (2) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending September 30, 1998.

        (3) Such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        The items of business are more fully described in the Proxy Statement accompanying this notice.

        The Board of Directors has fixed January 30, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten days prior to the Annual Meeting.

                                       By Order of the Board of Directors


                                       JOE O. DAVIS
                                       CORPORATE SECRETARY

Austin, Texas
February 12, 1998


                                    IMPORTANT

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGES OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF SOLICITATION.

                            TANISYS TECHNOLOGY, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 125
                               AUSTIN, TEXAS 78727

                         ------------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 24, 1998

                    SOLICITATION AND REVOCABILITY OF PROXIES

        This Proxy Statement and the accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Tanisys Technology, Inc. ("Tanisys" or the "Company") of proxies for the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held on Tuesday, March 24, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and any adjournment(s) thereof. This Proxy Statement, the accompanying proxy and the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, as filed with the Securities and Exchange Commission (the "SEC") on December 29, 1997, are being first mailed to the Company's stockholders on or about February 12, 1998.

        The accompanying proxy is designed to permit each holder of the Company's common stock, no par value (the "Common Stock"), to vote for or withhold voting for the nominees for election as directors of the Company set forth under proposal 1, to vote for or against or to abstain from voting on proposal 2 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. IF NO SUCH SPECIFICATIONS ARE MADE, THE PROXIES FOR THE COMMON STOCK WILL BE VOTED BY THOSE PERSONS NAMED IN THE PROXIES AT THE ANNUAL MEETING: FOR THE ELECTION OF THE NOMINEES UNDER THE CAPTION "ELECTION OF DIRECTORS" AND FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR. If any other matters properly come before the Annual Meeting, the proxies will vote upon such matters according to their judgment.

        The Company encourages the personal attendance of its stockholders at the Annual Meeting, and execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and to vote his or her shares in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to Joe O. Davis, Senior Vice President, Chief Financial Officer and Corporate Secretary, Tanisys Technology, Inc., at the Company's principal executive offices, 12201 Technology Boulevard, Suite 125, Austin, Texas 78727, at any time before the proxy is voted, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy will be effective, however, until received by the Company at or prior to the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to the receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

        All expenses of the Company in connection with this solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mail, officers, directors and employees of the Company may solicit the return of proxies by personal interview, mail, telephone and/or facsimile. Such persons will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. Additionally, the Company has elected to retain the services of D.F. King & Co., Inc. for the purpose of soliciting proxies to be voted at the Annual Meeting at an estimated cost of $2,500, plus out-of-pocket expenses.

        The Annual Report on Form 10-K covering the Company's fiscal year ended September 30, 1997, including audited financial statements, is enclosed herewith. The Form 10-K Annual Report does not form any part of the material for the solicitation of proxies.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

GENERAL

        The Board of Directors has fixed January 30, 1998, as the record date (the "Record Date") for the Annual Meeting. Only holders of record of the outstanding shares of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. At the close of business on January 30, 1998, 20,529,714 shares of the Common Stock were outstanding and entitled to be voted at the Annual Meeting. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter presented to the stockholders.

QUORUM AND VOTE REQUIRED

        The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Assuming the presence of a quorum, the affirmative vote of the holders on the Record Date of a plurality of the shares of Common Stock outstanding, represented in person or by proxy at the Annual Meeting, is required to elect directors for the Company and the affirmative vote of the holders on the Record Date of a majority of the shares of Common Stock outstanding, represented in person or by proxy at the Annual Meeting, is required for ratification of the appointment of the Company's independent public accountants.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table and notes thereto set forth certain information with respect to the shares of Common Stock beneficially owned by (i) each director and nominee for director of the Company, (ii) all executive officers of the Company, including those listed in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iii) all executive officers and directors of the Company as a group, as of the Record Date.

                                                                         COMMON STOCK
                                                     -------------------------------------------------
                                                      AMOUNT AND NATURE OF        PERCENT OF CLASS
        NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP (L)   OWNED BENEFICIALLY (2)
        ------------------------                     ------------------------   ----------------------
        Charles T. Comiso                                    100,000                     *
        Joe O. Davis                                          58,000 (3)                 *
        John R. Bennett                                       26,816 (4)                 *
        Chris Efstathiou, Jr.                                 65,000 (5)                 *
        Benjamin S. Marz                                      71,667 (6)                 *
        Parris H. Holmes Jr.                               1,270,425 (7)                6.1%
        Mark C. Holliday                                     496,578 (8)                2.4%
        Gordon H. Matthews                                   170,900 (9)                 *
        Gary W. Pankonien                                  1,983,000 (10)               9.6%
        Theodore W. Van Duyn                                 265,000                    1.3%

        All executive officers and directors as a group
          (13 persons, including the executive officers
          and directors listed above)                      4,578,552 (11)              21.3%

---------------
*Represents less than one percent (1%) of the issued and outstanding shares of Common Stock.

(1) Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) The percentages indicated are based on outstanding stock options and stock purchase warrants exercisable within 60 days for each individual and 20,529,714 shares of Common Stock issued and outstanding on the Record Date.

(3) Includes 50,000 shares that Mr. Davis has the right to acquire upon exercise of stock options, exercisable within 60 days.

(4) Includes 6,666 shares that Mr. Bennett has the right to acquire upon exercise of stock options, exercisable within 60 days.

(5) Includes 40,000 shares that Mr. Efstathiou has the right to acquire upon exercise of stock options, exercisable within 60 days.

(6) Includes 66,667 shares that Mr. Marz has the right to acquire upon exercise of stock options, exercisable within 60 days.

(7) Includes 105,000 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days, and 200,000 shares that Mr. Holmes has the right to acquire upon the exercise of stock purchase warrants, exercisable within 60 days.

(8) Includes 376,666 shares that Mr. Holliday has the right to acquire upon exercise of stock options, exercisable within 60 days.

(9) Includes 82,500 shares that Mr. Matthews has the right to acquire upon exercise of stock options, exercisable within 60 days, and 1,900 shares owned by his daughter.

(10) Includes 50,000 shares that Mr. Pankonien has the right to acquire upon exercise of stock options, exercisable within 60 days.

(11) Includes 814,165 shares that 13 directors and executive officers have the right to acquire upon exercise of stock options, exercisable within 60 days, and 200,000 shares that such directors and executive officers have the right to acquire upon the exercise of stock purchase warrants, exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information with respect to persons who are known to the Company to be the beneficial owners of 5% or more of the outstanding Common Stock as of the Record Date:

                                                 NO. OF SHARES
                                                 BENEFICIALLY        PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER       OWNED (1)       OF CLASS (2)
        ------------------------------------     -------------     ------------
        Gary W. Pankonien                        1,983,000 (3)         9.6%
        3107 Toro Ring
        Austin, Texas  78746

        Parris H. Holmes, Jr.                    1,270,425 (4)         6.1%
        7411 John Smith Drive, Suite 200
        San Antonio, Texas  78229

--------------------
(1) Unless otherwise noted, each of the persons named has sole voting and investment power with respect to the shares reported.

(2) The percentages indicated are based on outstanding stock options and stock purchase warrants exercisable within 60 days for each individual and 20,529,714 shares of Common Stock issued and outstanding on the Record Date.

(3) Includes 50,000 shares that Mr. Pankonien has the right to acquire upon exercise of stock options, exercisable within 60 days.

(4) Includes 105,000 shares that Mr. Holmes has the right to acquire upon exercise of stock options, exercisable within 60 days, and 200,000 shares that Mr. Holmes has the right to acquire upon the exercise of stock purchase warrants, exercisable within 60 days.


                                 ITEM 1 ON PROXY
                              ELECTION OF DIRECTORS
NOMINEES

        The Bylaws of the Company, as amended, provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. The Board of Directors of the Company has set the number of directors comprising the Board of Directors at seven, with such directors being divided into three classes.

        The Board of Directors has nominated for director the individuals named below to be elected at the Annual Meeting. The nominees will constitute the Class I directors whose term will expire at the 2001 Annual Meeting of Stockholders. The other directors of the Company will continue in office for their existing terms. If both of the nominees listed below are elected by the stockholders at the Annual Meeting, two vacancies will remain, which may be filled by the Board of Directors upon selection of qualified candidates.

        The table below sets forth the names and ages of the nominees for director and the year each nominee first became a director of the Company. Each of the nominees is presently serving as a director of the Company. Biographical information on the nominees is set forth below under "Management - Executive Officers and Directors."

                              NOMINEES FOR DIRECTOR
                 CLASS I - TERM TO EXPIRE AT 2001 ANNUAL MEETING

                                                          YEAR FIRST BECAME A
                      NAME AND AGE                      DIRECTOR OF THE COMPANY
                      ------------                      -----------------------
                      Gordon H. Matthews (61)                    1994
                      Charles T. Comiso  (60)                    1997

        Unless otherwise indicated on any duly executed and dated proxy, the persons named in the enclosed proxy intend to vote the shares that it represents for the election of the nominees listed in the table above for the term specified. Although the Company does not anticipate that the above-named nominees will refuse or be unable to accept or serve as directors of the Company for the term specified, the persons named in the enclosed form of proxy intend, if either of such nominees is unable or unwilling to serve as a director, to vote the shares represented by the proxy for the election of such other person as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

        Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock, represented in person or by proxy at the Annual Meeting, is required for the election of directors. Assuming the receipt by each such nominee of the affirmative vote of at least a plurality of the shares of Common Stock represented at the Annual Meeting, such nominees will be elected as directors. Proxies will be voted for the nominees in accordance with the specifications marked thereon, and if no specification is made, will be voted "FOR" the nominees.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                    THE ELECTION OF THE INDIVIDUALS NOMINATED
                           FOR ELECTION AS DIRECTORS.

                CONTINUING DIRECTORS NOT STANDING FOR RE-ELECTION

     The following directors serve terms expiring at the 1999 and 2000 Annual Meetings of the Stockholders:

               CLASS II - CONTINUING TO SERVE UNTIL 1999 ANNUAL MEETING

                                                 YEAR FIRST BECAME A
           NAME AND AGE                        DIRECTOR OF THE COMPANY
           ------------                        -----------------------
           Parris H. Holmes, Jr. (54)                   1993
           Theodore W. Van Duyn  (48)                   1994

               CLASS III - CONTINUING TO SERVE UNTIL 2000 ANNUAL MEETING

                                                 YEAR FIRST BECAME A
           NAME AND AGE                        DIRECTOR OF THE COMPANY
           ------------                        -----------------------
           Gary W. Pankonien (47)                        1996

     Biographical information on these continuing directors is set forth below under "Management - Executive Officers and Directors."


                                 ITEM 2 ON PROXY
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending September 30, 1998. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for fiscal years 1994 through 1997 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the adoption of the proposal. Proxies will be voted for or against such ratification in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted "FOR" such ratification.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE
           COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.


                                 ITEM 3 ON PROXY
              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors of the Company knows of no matters, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders, which properly may come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the proxy cards in accordance with their judgment.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     On the Record Date, the executive officers and directors of the Company were as follows:

       NAME               AGE                       POSITION
--------------------      ---    -----------------------------------------------
Charles T. Comiso         60     President, Chief Executive Officer and Director

Joe O. Davis              54     Senior Vice President, Chief Financial Officer
                                 and Corporate Secretary

John R. Bennett           37     Vice President of Sales and Customer Service

Chris Efstathiou, Jr.     38     Vice President and General Manager

Joseph C. Klein           41     Vice President of Engineering

Donald G. McCord          42     Vice President of Marketing

Donald R. Turner          42     Corporate Controller

Parris H. Holmes, Jr.     54     Chairman of the Board (1)(2)

Gordon H. Matthews        61     Director (1)

Gary W. Pankonien         47     Director

Theodore W. Van Duyn      48     Director (2)

-------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation/Stock Option Committee.

     The following are biographies of the Company's executive officers, directors and key employees for the past five years.

     CHARLES T. COMISO joined the Company as President, Chief Executive
Officer and Director in October 1997. Prior to joining the Company, Mr. Comiso served as a Senior Officer of Wyse Technology, Inc. from 1984 to September 1997. From 1995 to September 1997, Mr. Comiso served as Senior Vice President of the parent company and from 1990 to 1995 as President and Chief Executive Officer of Link Technologies, Inc., a wholly owned subsidiary of Wyse Technology, Inc. Mr. Comiso is an electrical engineer with more than 35 years of technology industry experience and also has held positions with Hewlett Packard Company, Texas Instruments, IT&T Labs and Bendix Corporation.

     JOE O. DAVIS, CPA, joined the Company as Senior Vice President, Chief Financial Officer and Corporate Secretary in July 1996. Prior to joining the Company, Mr. Davis served from June 1990 to April 1993 as Chief Financial Officer of San Marcos Telephone Company, which was acquired by Century Telephone Enterprises, a long distance telephone company listed on the New York Stock Exchange and located in Monroe, Louisiana, in April 1993. Mr. Davis continued his employment with Century Telephone Enterprises as Vice President of Finance and Planning until July 1996. He has 27 years of experience in financial management and business planning, both domestically and internationally, has served as a member of the board of directors of various public and private companies in the United States and Australia, and was a partner with Peat Marwick Mitchell & Co., now known as KPMG Peat Marwick, for three years.

     JOHN R. BENNETT, Vice President of Sales and Service, joined the Company in November 1996 with many years of sales and marketing experience in the electronics, computer and peripherals businesses. Prior to being promoted to his current position of Vice President, Sales and Customer Service in October 1997, Mr. Bennett most recently acted in the role as Director of Sales at Tanisys, with prior responsibilities for the sales management of Tanisys' DarkHorse line of memory test equipment. Other positions held by Mr. Bennett include Senior Consultant, IBM, from October
1995 to November 1996, Vice President, Marketing, CACTUS Inc., from August
1994 to October 1995 and National Marketing Manager and National Sales
Manager, CalComp (Division of Lockheed), from July 1988 to August 1994.

     CHRIS EFSTATHIOU, JR., Vice President and General Manager, has more than 17 years of experience in the electronics industry in high-tech purchasing. Mr. Efstathiou joined 1st Tech Corporation ("1st Tech") in December 1994 as Vice President of Materials and the Company in May 1996 upon its acquisition of 1st Tech. Mr. Efstathiou was promoted to Vice President and General Manager of the Company in September 1997. Previously, Mr. Efstathiou worked from May 1990 to December 1994 as the Director of Strategic Materials for Dell Computer Corporation, a personal computer manufacturer. Prior to working with Dell, Mr. Efstathiou was involved for more than 10 years in high-tech purchasing, including 4 years with Advent Corporation and more than 2 years with Wang Laboratories, Inc.

     JOSEPH C. KLEIN, Ph.D., Vice President of Engineering, joined the Company in November 1997. Dr. Klein has over 15 years of experience in the electronics and computer industry. Prior to joining the Company, Dr. Klein was Vice President of Engineering/Research and Development for PNY Technologies, Inc. from November 1994 to November 1997 and was World Wide Manager of Semiconductor Memory Product for IBM from November 1984 to November 1994.

     DONALD G. MCCORD, Vice President of Marketing, joined the Company in
June 1997 initially as a consultant and then as Vice President of Marketing. Mr. McCord has over 17 years in high technology businesses. Mr. McCord served as Regional Sales Manager for Creative Labs from August 1994 to November 1996 and Manager of Desktop Development for IBM's AMBRA subsidiary from October 1993 to August 1994. Marketing roles have included Manager of Desktop Product Marketing at Dell Computer from August 1988 to October 1993 as well as positions at Intel, Western Digital and Texas Instruments, Inc.

     DONALD R. TURNER, CPA, Corporate Controller, joined the Company effective upon the acquisition of 1st Tech in May 1996. Mr. Turner was a founding officer and board member of 1st Tech, where he served as Vice President, Chief Financial Officer and Secretary-Treasurer from January 1993 until the purchase by Tanisys in May 1996. Mr. Turner was Controller of Stratum Technologies, Inc. from September 1992 to January 1993. Prior to joining Stratum, Mr. Turner was Controller of Phillips Distribution, a San Antonio, Texas based packaging distribution company, from March 1984 until September 1992.

     PARRIS H. HOLMES, JR. has served as Chairman of the Board since October 1997 and as Director of the Company since August 1993. Mr. Holmes also served as Chairman of the Board from August 1993 until March 1994, at which time he was elected Vice Chairman of the Board. Mr. Holmes has been Chairman and Chief Executive Officer of Billing Information Concepts Corp., a third-party billing clearinghouse and information management services business, since May 1996. Mr. Holmes served as Chairman of the Board and Chief Executive Officer of USLD Communications Corp. from September 1986 until August 1996 and continued as Chairman of the Board of USLD Communications Corp. until June 1997.

     GORDON H. MATTHEWS has served as a Director of the Company since
September 1994. Since June 1992, Mr. Matthews has owned and operated Matthews Voice Mail Management, Inc., which provides voice mailboxes on a monthly rental basis for specialized applications. Mr. Matthews has owned and operated Matthews Communications Systems, Inc., which tracks the pace of golf course play and increases efficiency and net profitability of golf courses, since May 1989. In June 1996, Mr. Matthews started a new company, Matthews Communications Management, Inc., which offers advanced telephone control products. Mr. Matthews serves on the Board of Directors of V-Tel Corporation, an Austin, Texas company specializing in teleconferencing services.

     GARY W. PANKONIEN was appointed President and Chief Operating Officer of the Company after the acquisition of 1st Tech and DarkHorse in May 1996 and was elected a Director in July 1996. In October 1997, Mr. Pankonien resigned as President and Chief Operating Officer and currently serves the Company in the capacity of director. Prior to 1st Tech's acquisition by the Company, Mr. Pankonien served as Chairman and Chief Executive Officer of 1st Tech since its inception in January 1993 and as Chairman and Chief Executive Officer of DarkHorse since May 1992. Mr. Pankonien was Chief Operations Officer of Stratum Technologies, Inc., a memory module manufacturer and reseller located in Austin, Texas, from January 1992 until August 1992, when he purchased Stratum and was appointed Chairman of the Board and Chief Executive Officer. Stratum was dissolved in June 1995. Mr. Pankonien was employed with Compaq Computer

Corporation, a personal computer manufacturer, from February 1984 until October 1991 as Notebook Computer Design and Operations Manager and co-developed and currently holds the patent for the first notebook computer.

THEODORE W. VAN DUYN has served as a Director since March 1994. Mr. Van
Duyn has been Chief Technology Officer for BMC Software, Inc. since February 1993. Mr. Van Duyn joined BMC Software, Inc. in 1985 as Director of Research and served as Senior Vice President, Research and Development, from 1986 until assuming his current position.

     All directors hold office for their elected term or until their successors are duly elected and qualified. If a director should be disqualified or unable to serve as a director, the vacancy so arising may be filled by the Board of Directors for the unexpired portion of his term. All officers serve at the discretion of the Board of Directors. There are no family relationships between members of the Board of Directors or any executive officers of the Company.

COMMITTEES, MEETINGS AND BOARD COMPENSATION

     The Board of Directors conducts its business through meetings of the Board of Directors and through its committees. In accordance with the Bylaws of the Company, the Board of Directors has established an Audit Committee and a Compensation/Stock Option Committee. The Board of Directors does not currently utilize a nominating committee or committee performing similar functions.

AUDIT COMMITTEE

     The Audit Committee acts on behalf of the Board of Directors with respect to the Company's financial statements, record-keeping, auditing practices and matters relating to the Company's independent public accountants, including recommending to the Board of Directors the firm to be engaged as independent public accountants for the next fiscal year; reviewing with the Company's independent public accountants the scope and results of the audit and any related management letter; consulting with the independent public accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approving professional services by the independent public accountants; and reviewing the independence of the independent public accountants. The Audit Committee is comprised of Directors Holmes and Matthews.

COMPENSATION/STOCK OPTION COMMITTEE

     The Compensation/Stock Option Committee reviews and makes recommendations to the Board of Directors concerning major compensation policies and compensation of officers and executive employees and administers the Company's 1993 Stock Option Plan. This committee is comprised of Directors Holmes and Van Duyn.

BOARD OF DIRECTOR AND COMMITTEE MEETINGS

     During the fiscal year ended September 30, 1997, the Board of Directors met 11 times and took actions on 15 other occasions by unanimous written consents. During the year, the Audit Committee and the Compensation/Stock Option Committee of the Board of Directors did not meet but took actions by unanimous written consent.

DIRECTORS' COMPENSATION

     Directors are not paid a fee for attending Board of Director or committee meetings but are reimbursed for their travel expenses to and from the meetings.

     STOCK OPTIONS. Outside directors were granted stock options under the Company's 1993 Stock Option Plan at the time of their election or appointment to the Board of Directors from April 1994 until January 1997, when the Board of Directors approved the Company's 1997 Stock Option Plan for Non-Employee Directors. See "Executive Compensation - Employee Benefit Plans - Stock Option Plans." At September 30, 1997, the outside directors of the Company held the following number and value of options granted under the Company's 1997 Stock Option Plan for Non-Employee Directors, and outside such plan:

                         SECURITIES UNDERLYING                     UNREALIZED VALUE OF OPTIONS
                                OPTIONS                            AT SEPTEMBER 30, 1997 ($)(1)
                       --------------------------  EXERCISE PRICE  ----------------------------
      DIRECTOR         EXERCISABLE  UNEXERCISABLE     PER SHARE    EXERCISABLE   UNEXERCISABLE
---------------------  -----------  -------------  --------------  -----------   -------------
PARRIS H. HOLMES, JR.     85,000        20,000      $1.71 - $2.72    $144,950       $44,800

GORDON H. MATTHEWS        27,500        55,000          $2.94          27,775        55,550

ALAN H. PORTNOY (2)            0        25,000          $3.13               0        20,500

THEODORE W. VAN DUYN      50,000        25,000          $1.71         112,000        56,000

---------------
(1) Reflects the aggregate market value of the underlying securities as determined by reference to the closing price of the Common Stock on the Nasdaq Stock Market's SmallCap Market (the "Nasdaq SmallCap Market") on September 30, 1997 ($4.0625 per share) minus the aggregate exercise price for each option.

(2) Mr. Portnoy resigned from the Board of Directors in January 1998.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

     The Compensation/Stock Option Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on the Company's executive compensation policies. The report describes the Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

     The Committee is comprised of two outside directors who administer and oversee all aspects of the Company's executive compensation policy and report its determinations to the Board of Directors. See "Management - Committees, Meetings and Board Compensation - Compensation/Stock Option Committee." The Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, the Company's compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

COMPENSATION PHILOSOPHY

     The Company's executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company's business, to offer executives appropriate incentives for accomplishment of the Company's business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Committee believes that the compensation policies should operate in support of these objectives and should emphasize the following: a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

ELEMENTS OF COMPENSATION

     Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company's compensation practices to a group of comparator companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The key elements of the Company's executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package.

     BASE SALARIES. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, suppliers and employees, and demonstrating leadership abilities among co-workers.

     As reflected in the Summary Compensation Table below, the base salary for Mr. Holliday was increased in fiscal 1997 by approximately $3,700. In determining the base salary for Mr. Holliday for fiscal 1997, the Committee, without his participation in the process and in its subjective determination, considered the Company's overall performance, his individual performance and his long-term contributions to the success of the Company. The Committee also compared Mr. Holliday's base salary to those of chief executive officers at comparator companies.

     ANNUAL INCENTIVE. Each year, the Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company's development. No cash bonus was paid to Mr. Holliday in fiscal 1997. Pursuant to the terms of the Agreement and Plan of Merger dated as of May 21, 1996 between the Company and 1st Tech, Mr. Pankonien received a bonus of $182,667 in fiscal 1997, which was paid monthly (see "Executive Compensation - Employment Agreements"). Bonuses may be paid to other executive officers in the future.

     LONG-TERM INCENTIVES. The Company's long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company's 1993 Stock Option Plan.

     In keeping with the Company's commitment to provide a total compensation package that favors at-risk components of pay, long-term incentives comprise an appreciable portion of an executive's total compensation package. When awarding long-term incentives, the Committee considers executives' respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. Again, the Committee does not utilize formal mathematical formulae when determining the number of options/shares granted to executives.

     STOCK OPTIONS. Stock options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

     Mark C. Holliday resigned as Chairman of the Board and Chief Executive Officer in October 1997. Mr. Holliday remained as a member of the Board of Directors until his resignation in January 1998. Charles T. Comiso joined the Company and was elected Chief Executive Officer and President and appointed to the Board of Directors in October 1997. Mr. Comiso's employment agreement provides for the granting of certain stock options under the Company's 1993 Stock Option Plan. At December 31, 1997, Mr. Comiso owned 50,000 shares of the Company's Common Stock and held options to purchase an additional 1,000,000 shares. In addition, pursuant to the terms of his employment agreement with the Company, Mr. Comiso purchased an additional 50,000 shares of the Company's Common Stock in January 1998. See "Executive Compensation - Employment Agreements."

     CONCLUSION. The Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.


               Parris H. Holmes, Jr.                    Theodore W. Van Duyn

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information concerning compensation paid during each of the Company's last three fiscal years ended September 30, 1997, 1996 and 1995 to its Chief Executive Officer and each of its four other most highly compensated officers whose base salary and bonus exceeded $100,000 for fiscal 1997:

                                                                   LONG-TERM COMPENSATION
                                                                           AWARDS
                                           ANNUAL COMPENSATION     ------------------------
                               FISCAL    -----------------------      SECURITIES UNDER
PRINCIPAL POSITION             YEAR      SALARY ($)    BONUS ($)   OPTIONS/SARS GRANTED (#)
------------------             ----      ----------    ---------   ------------------------
MARK C. HOLLIDAY (1)           1997       $131,043      $      0                  0
CHAIRMAN OF THE BOARD          1996        127,341             0            100,000
AND CHIEF EXECUTIVE OFFICER    1995        125,000             0            110,000

GARY W. PANKONIEN (2)          1997        125,000       182,667            100,000
PRESIDENT AND CHIEF            1996         95,336        66,664            150,000
OPERATING OFFICER              1995           N/A           N/A                N/A

BENJAMIN S. MARZ (3)           1997        118,791             0             60,000
VICE PRESIDENT OF SALES        1996        103,262             0                  0
AND CUSTOMER SERVICE           1995        102,000             0                  0

CHRIS EFSTATHIOU, JR.          1997        116,884             0             60,000
VICE PRESIDENT AND             1996         37,458 (4)         0             60,000
GENERAL MANAGER                1995           N/A           N/A                N/A

JOE O. DAVIS                   1997        115,000             0             30,000
SENIOR VICE PRESIDENT, CHIEF   1996         55,322 (5)         0            120,000
FINANCIAL OFFICER AND          1995           N/A           N/A                N/A
CORPORATE SECRETARY

JOHN R. BENNETT (6)            1997        109,032        25,000             20,000
VICE PRESIDENT OF SALES        1996           N/A           N/A                   0
AND CUSTOMER SERVICE           1995           N/A           N/A                N/A

--------------------
(1) Mr. Holliday resigned as Chairman of the Board and Chief Executive Officer in October 1997 and resigned as a member of the Board of Directors of the Company in January 1998.

(2) Mr. Pankonien resigned as President and Chief Operating Officer in October 1997 and currently serves as a member of the Board of Directors of the Company. The amount shown as compensation for fiscal 1996 is from May 21, 1996, the date Mr. Pankonien became an employee of the Company, through the end of fiscal 1996.

(3) Mr. Marz resigned as Vice President of Sales and Customer Service in June 1997 and since October 4, 1997 is no longer an employee of the Company.

(4) The amount shown reflects Mr. Efstathiou's salary from May 21, 1996, the date he became an employee of the Company, through the end of fiscal 1996.

(5) The amount shown reflects Mr. Davis' salary from July 11, 1996, the beginning date of his employment with the Company, through the end of fiscal 1996.

(6) Mr. Bennett was elected Vice President of Sales and Customer Service on October 1, 1997 and previously served as Director of Sales of the Company. Amount shown reflects Mr. Bennett's salary from November 1, 1996, the beginning date of his employment with the Company, through the end of fiscal 1997.


STOCK OPTION GRANTS IN FISCAL 1997

        The following table provides information related to stock options granted to the named executive officers during fiscal 1997:

                             INDIVIDUAL GRANTS
                        -------------------------                           POTENTIAL REALIZABLE
                                       % OF TOTAL                             VALUE AT ASSUMED
                        NUMBER OF      OPTIONS                              ANNUAL RATES OF STOCK
                        SECURITIES     GRANTED TO   EXERCISE                PRICE APPRECIATION FOR
                        UNDERLYING     EMPLOYEES    OR BASE                     OPTION TERM(2)
                        OPTIONS        IN FISCAL    PRICE      EXPIRATION   -----------------------
NAME                    GRANTED(#)(1)  1997         ($/SH)     DATE         5%($)          10%($)
---------------------   -------------  ---------    --------  -----------   --------     ---------
GARY W. PANKONIEN         100,000        11.3%       $4.50       (3)        $124,327      $274,730

CHRIS EFSTATHIOU, JR.      60,000         6.8%       $4.09     10/10/01       67,799       149,819

JOE O. DAVIS               30,000         3.4%       $4.09     10/10/01       33,900        74,910

JOHN R. BENNETT            20,000         2.3%       $4.09     10/10/01       22,600        49,940

---------------
(1) For each named executive officer, the option listed represents a grant under the Company's 1993 Stock Option Plan. See "Executive Compensation - Employee Benefit Plans - 1993 Stock Option Plan." The options granted in fiscal 1997 to Mr. Pankonien are exercisable one-fourth on each of the first four anniversaries following the date of grant. The options granted in fiscal 1997 to Messrs. Efstathiou, Davis and Bennett are exercisable one-third on each of the first three anniversaries following the date of grant.

(2) Calculation based on stock option exercise price over period of option assuming annual compounding. The columns present estimates of potential values based on certain mathematical assumptions. The actual value, if any, that an executive officer may realize is dependent upon the market price on the date of option exercise.

(3) Pursuant to the terms of the Separation Agreement entered into between the Company and Mr. Pankonien, the stock option agreements covering options granted to Mr. Pankonien, including this option, were amended to provide for the continued vesting and exercise of the options through the date of the 2000 Annual Meeting of Stockholders of the Company.

AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information related to stock options exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                           INDIVIDUAL GRANTS
                        -----------------------        NUMBER OF SECURITIES        VALUE(1) OF UNEXERCISED
                        SHARES                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                        ACQUIRED                      OPTIONS AT FY END(#)           OPTIONS AT FY END($)
                        UPON OPTION   VALUE        --------------------------    ---------------------------
NAME                    EXERCISE(#)   REALIZED     EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
---------------------   -----------   --------     -----------  -------------    -----------   -------------
MARK C. HOLLIDAY             0          N/A         306,667       103,333         $556,688       $70,666

GARY W. PANKONIEN            0          N/A         200,000        50,000           18,650        (6,400)

BENJAMIN S. MARZ             0          N/A          66,667             0          197,338             0

CHRIS EFSTATHIOU, JR.        0          N/A          20,000       100,000            7,460        13,300

JOE O. DAVIS                 0          N/A          40,000       110,000           37,320        73,830

JOHN R. BENNETT              0          N/A               0        20,000                0          (550)

---------------
(1) Market value of the underlying securities at September 30, 1997 ($4.0625), minus the exercise price.


EMPLOYEE BENEFIT PLANS

401(K) PLAN

     On May 21, 1996, the effective date of the Company's acquisition of 1st Tech, the Company adopted the 1st Tech 401(k) Plan (the "401(k) Plan"). Participation in the 401(k) Plan is offered to eligible employees of the Company (collectively, "Participants"). Generally, all employees of the Company who are 21 years of age and who as of December 31 or July 31 have completed six months of service during which they worked at least 500 hours are eligible for participation in the 401(k) Plan.

     The 401(k) Plan is a form of defined contribution plan that provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments ("Voluntary Contributions"). Since its adoption of the 401(k) Plan, the Company has not made any matching contributions but may elect in the future to make matching contributions of up to 100% of the first 6% of a Participant's compensation contributed as salary deferral.

STOCK OPTION PLANS

     1993 STOCK OPTION PLAN. The Company's 1993 Stock Option Plan (as thereafter amended, the "1993 Option Plan") is administered by a committee (the "Compensation/Stock Option Committee") which currently consists of two non-employee members of the Board of Directors, Parris H. Holmes, Jr. and Theodore W. Van Duyn. The 1993 Option Plan grants broad authority to the Compensation/Stock Option Committee to grant options to key employees and consultants selected by the Compensation/Stock Option Committee; to determine the number of shares subject to options; the exercise or purchase price per share, subject to regulatory requirements; the appropriate periods and methods of exercise and requirements regarding the vesting of options; whether each option granted shall be an incentive stock option ("ISO") or a non-qualified stock option ("NQSO") and whether restrictions such as repurchase options are to be imposed on shares subject to options and the nature of such restrictions, if any. In making such determinations, the

Compensation/Stock Option Committee may take into account the nature and period of service of eligible participants, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Compensation/Stock Option Committee in its discretion deems relevant. The purposes of the 1993 Option Plan are to advance the best interests of the Company by providing its employees and consultants who have substantial responsibility for the Company's management, success and growth, with additional incentive and to increase their proprietary interest in the success of the Company, thereby encouraging them to remain in the Company's employ or service.

     The 1993 Option Plan further directs the Compensation/Stock Option Committee to set forth provisions in option agreements regarding the exercise and expiration of options according to stated criteria. The Compensation/Stock Option Committee oversees the methods of exercise of options, with attention being given to compliance with appropriate securities laws and regulations.

     The options have certain anti-dilution provisions and are not assignable or transferable, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of an optionee, the options granted under the 1993 Option Plan are exercisable only by the optionee or his or her guardian or legal representative. The Company or its subsidiaries may not make or guarantee loans to individuals to finance the exercise of options under the 1993 Option Plan. The duration of options granted under the 1993 Option Plan cannot exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an ISO).

     The 1993 Option Plan provides for the grant of ISOs under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not qualify under Section 422 of the Code ("NQSOs"). The option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant, or 110% of fair market value with respect to any ISO issued to a holder of 10% or more of the Company's shares. The exercise price of NQSOs also is limited to the fair market value of the Common Stock on the date of grant. Common Stock issued under the 1993 Option Plan may be newly issued or treasury shares. The 1993 Option Plan does not permit the use of already owned Common Stock as payment for the exercise price of options. If any option granted under the 1993 Option Plan terminates, expires or is surrendered, new options may thereafter be granted covering such shares. Fair market value is defined as the closing price of the Common Stock as reported for that day in THE WALL STREET JOURNAL listing of composite transactions for Nasdaq.

     On March 31, 1994, the stockholders of the Company approved the 1993 Option Plan, which was adopted by the Board of Directors on October 25, 1993. Under the terms of the 1993 Option Plan, 2,600,000 shares of Common Stock were reserved for the granting of options. On December 1, 1997, the Board of Directors of the Company approved an amendment to the 1993 Option Plan to increase the number of shares of Common Stock authorized thereunder from 2,600,000 shares to 5,000,000 shares. This amendment was effective December 1, 1997. At December 31, 1997, options to purchase 3,489,517 shares had been granted. In addition, at December 31, 1997, options to purchase 155,000 shares had been granted outside the 1993 Option Plan, prior to its adoption.

     The 1993 Option Plan terminates on October 24, 2003. The Compensation/Stock Option Committee is authorized to amend or terminate the 1993 Option Plan at any time, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) reduce the option price at which an ISO may be granted to an amount less than the fair market value per share at the time such option is granted; (ii) change the class of employees eligible to receive options; (iii) materially modify the requirements as to affiliate eligibility for participation in the 1993 Option Plan; (iv) materially increase the benefits accruing to participants under the 1993 Option Plan; or
(v) effect an amendment that would cause ISOs issued pursuant to the 1993 Option Plan to fail to meet the requirements of "incentive stock options" as defined in Section 422 of the Code, provided, however, that the Compensation/Stock Option Committee shall have the power to make such changes in the 1993 Option Plan and in the regulations and administrative provisions thereunder or in any outstanding option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any ISOs granted pursuant to the Plan to continue to qualify as "incentive stock options" under the Code and the regulations which may be issued thereunder as in existence from time to time.

     1997 NON-EMPLOYEE DIRECTOR PLAN. The Company's 1997 Non-Employee Director Plan (the "Director Plan") is administered by the Board of Directors. The Director Plan authorizes the granting of nonqualified options to eligible persons.

     The Director Plan was adopted by the Company's Board of Directors on January 15, 1997. Prior to this date, non-employee directors were granted options under the 1993 Option Plan. Effective December 1, 1997, the Board of Directors approved an amendment to the Director Plan to extend the maximum exercise period for discretionary options (as described below) from five to seven years from the date of grant. The purpose of the plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent directors, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     The Director Plan authorizes the granting to non-employee directors (totaling four eligible individuals on the Record Date) of nonqualified options ("Director Options") exercisable for the purchase of 25,000 shares of Common Stock on the date they are elected or appointed to the Board of Directors, whether at the annual meeting of stockholders or otherwise, at an exercise price equal to the fair market value of the Common Stock on the date such non-employee director is elected or appointed. In addition, upon their re-election, each non-employee director receives, on the first business day after the date of each annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders immediately following the full vesting of any previously granted Director Option, a Director Option to purchase an additional 25,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant. In each case, such Director Options vest in three equal portions over three years from the first date of the individual's service to the Company as a director or date of grant, as the case may be, and are exercisable for a period of five years from the date of grant.

     The Director Plan also provides for the granting of discretionary options ("Discretionary Options") from time to time by the Board of Directors to any non-employee director of the Company. The Discretionary Options will vest according to the vesting schedule determined by the Board of Directors and will expire five to seven years from the date of grant, as determined by the Board of Directors upon the granting of a Discretionary Option. At least six months must elapse from the date of the acquisition of the Discretionary Option to the date of disposition of the Director Fee Option (other than upon exercise or conversion) or its underlying Common Stock.

     Common Stock issued under the Director Plan may be newly issued or treasury shares. Already owned Common Stock may be used as payment for the exercise price of options if approved by the Board of Directors at the time of exercise. If any option granted under the Director Plan terminates, expires or is surrendered, new options may thereafter be granted covering such shares.

     Under the terms of the Director Plan, 800,000 shares of Common Stock (subject to certain adjustments) have been reserved for issuance upon exercise of Director Options and Discretionary Options, including options for 242,500 shares previously granted to current outside directors under the 1993 Option Plan. At December 31, 1997, options to purchase 592,500 shares had been granted. Options, once granted and to the extent vested and exercisable, will remain exercisable throughout their term, except that the unexercised portion of a Director Option will terminate 30 days after the date an optionee ceases to be a director for any reason other than death, in which case the Director Option will terminate one year after the optionee's death or six months after the optionee's death if the death occurs during the 30-day period referenced above.

     The Director Plan terminates on January 15, 2007, and any Director Option or Discretionary Option outstanding on such date will remain outstanding until it has either expired or been exercised.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Charles T. Comiso effective October 21, 1997. This agreement expires on October 20, 1998 and will continue thereafter unless terminated by either party with 120 days' notice. Mr. Comiso's annual salary will be $180,000 until such time as the Company reports positive cash flow from operations for all three months of a fiscal quarter, then his annual salary will increase to $240,000. The agreement provides for the granting of a seven-year option to purchase 1,000,000 shares of Common Stock at an exercise price to be determined during the first 60 days of the employment period. The exercise price has been determined to be $2.00 per share. The option vests as to 100,000 and 150,000 shares on the first and second anniversaries of the agreement, respectively, and as to 250,000 shares on each of the third, fourth and fifth anniversaries of the agreement. Additionally, at such time as the Company reports positive cash flow from operations for all three months of a fiscal quarter, the Company will grant to Mr. Comiso a seven-year option to purchase 500,000 shares of Common Stock at an exercise price equal to the closing price of the

Company's Common Stock as reported on the Nasdaq SmallCap Market on the date of grant. The option shall vest as to 125,000 shares on each of the second, third, fourth and fifth anniversaries of the date of grant. As part of the employment agreement, Mr. Comiso agreed to purchase $150,000 of the Company's Common Stock at a maximum price of $3.00 per share. Subsequently, Mr. Comiso purchased 100,000 shares of Common stock from the Company for $150,000. These shares are restricted, and the Company has no registration obligations.

     Effective July 11, 1996, the Company entered into an employment agreement with Joe Davis with a term of one year, after which the agreement continues on a month-to-month basis until terminated by the Company or the employee upon 120 days' notice as provided therein. Pursuant to the terms of the employment agreement, Mr. Davis' annual base salary is $115,000 and he was granted a stock option under the 1993 Option Plan, exercisable over a five-year period, for the purchase of an aggregate of 120,000 shares of Common Stock at $3.13 per share. The shares underlying the option vest one-third on each of the first three anniversaries of the grant date.

     Effective September 11, 1997, the Company entered into an employment agreement with Don McCord with a term of one year, after which the agreement continues on a month-to-month basis until terminated by the Company or the employee upon 120 days' prior written notice to the other of the desire to terminate such employment. Pursuant to the terms of the employment agreement, Mr. McCord's annual base salary is $100,000 and he was granted a seven-year stock option under the 1993 Option Plan, vesting in equal installments over four years, for the purchase of an aggregate of 100,000 shares of Common Stock at an exercise price of $4.63 per share.

     Effective November 10, 1997, the Company entered into an employment agreement with Joseph C. Klein, Ph.D., for a term of two years at an annual base salary of $120,000. Pursuant to the terms of the employment agreement, Dr. Klein was granted a seven-year stock option under the 1993 Option Plan, vesting in equal installments over four years, for the purchase of an aggregate of 100,000 shares of Common Stock at an exercise price of $2.00 per share. Additionally, at such time as the Company reports a profitable quarter and shipments of the Company's new tester system, the Company will grant to Dr. Klein a seven-year option to purchase 50,000 shares of Common Stock at an exercise price equal to the closing price of the Company's Common Stock as reported on the Nasdaq SmallCap Market on the date of grant.

     Effective February 15, 1994 and April 18, 1994, the Company entered into employment agreements with Mr. Holliday and Mr. Marz, respectively, with a term of one year, after which they continue on a month-to-month basis until terminated by the Company or the employee upon 120 days' notice as provided therein. Pursuant to the terms of the employment agreements, annual base salaries were $127,341 for Mr. Holliday and $103,262 for Mr. Marz.

     The Company entered into an employment agreement with Gary W. Pankonien effective May 21, 1996 with a term of two years and automatic annual renewals if mutually agreed upon by the Company and the employee. The Company or the employee may terminate the agreement upon giving notice at least 30 days prior to the expiration of the then current term. Pursuant to the terms of the employment agreement, Mr. Pankonien's annual base salary is $125,000. In addition, he will be paid minimum bonuses of $200,000 and $150,000, payable pro rata on a monthly basis during the first and second years of employment, respectively. In the event the employment relationship is terminated by the Company during the initial two-year term, other than for "cause" as defined therein, Mr. Pankonien would receive the pro rata balance of his salary, bonus and benefits which would have been payable for a 24-month period based on amounts in effect on the termination date. The minimum amount he would be entitled to receive under the agreement is $300,000. The agreement also provides that in the event his employment is terminated, Mr. Pankonien will continue to be a director of the Company as long as he beneficially owns at least 1,000,000 shares of Common Stock.

     In October 1997, Mark C. Holliday, Chairman of the Board and Chief Executive Officer, and Gary W. Pankonien, President and Chief Operating Officer, resigned and Charles T. Comiso assumed the responsibilities of President and Chief Executive Officer. Parris H. Holmes, Jr., Vice Chairman of the Board, was named Chairman of the Board. These changes were immediate. Messrs. Holliday and Pankonien both agreed to remain on the Company's Board of Directors; however, Mr. Holliday resigned as a member of the Board of Directors in January 1998.

     The Company entered in Separation Agreements in January 1998, effective as of October 1997, with each of Mark C. Holliday, the former Chairman of the Board and Chief Executive Officer, and Gary W. Pankonien, the former President and Chief Operating Officer, the terms of which were approved by the Board of Directors. The Separation Agreements provide for the continuation of the salaries and bonuses of both Messrs. Holliday and Pankonien until April 15, 1998 and May 21, 1998, respectively, during which periods Messrs. Holliday and Pankonien will consult with the Company on certain matters as requested from time to time. Under the terms of the Separation Agreements, the stock options granted to Messrs. Holliday and Pankonien were amended to provide that they shall remain in full force and effect, including vesting rights, until the 2000 Annual Meeting of Stockholders of the Company, and the stock option granted to Mr. Pankonien on August 19, 1997 was further amended to provide for 100% vesting on January 15, 1999. In addition, Mr. Pankonien's agreement provides for the payment of the remainder of his $150,000 bonus for the period of May 21, 1997 through May 21, 1998 on a monthly basis through May 21, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.


                             SECTION 16(a) REPORTING

     Paragraph Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations, during the fiscal year ended September 30, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                 STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by the Company at its principal executive offices in Austin, Texas on or before October 15, 1998, to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors


                                          JOE O. DAVIS
                                          CORPORATE SECRETARY

Austin, Texas
February 12, 1998


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND DESIRE THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            TANISYS TECHNOLOGY, INC.
                     12201 TECHNOLOGY BOULEVARD, SUITE 130
                              AUSTIN, TEXAS 78727

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Charles T. Comiso, Joe O. Davis and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the Common Stock, no par value, of Tanisys Technology, Inc. (the "Company") held of record by the undersigned at the close of business on January 30, 1998, at the Annual Meeting of Stockholders to be held on March 24, 1998, or any adjournment(s) thereof.

1.         PROPOSAL TO ELECT TWO DIRECTORS TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THE
           ELECTION AND QUALIFICATION OF THEIR RESPECTIVE SUCCESSORS.

                      / /        FOR both the nominees listed below      / /        WITHHOLD AUTHORITY to vote for both
                                 (except as marked to the contrary                  nominees listed below
                                 below)

           2001 CLASS -- TERM EXPIRING AT 2001 ANNUAL MEETING: GORDON H. MATTHEWS    CHARLES T. COMISO

           INSTRUCTION: To withhold authority to vote for either individual nominee, write that nominee's name on the line provided:

                   -------------------------------------------------------------------------------------

2.         PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR
           THE FISCAL YEAR ENDING SEPTEMBER 30, 1998.

                                              / / FOR      / / AGAINST      / / ABSTAIN


                          (PLEASE SIGN ON OTHER SIDE)

                             (CONTINUED FROM FRONT)

3.         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
           MEETING.

                                              / / FOR      / / AGAINST      / / ABSTAIN


    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY UNDER PROPOSAL 2, and in the discretion of the Proxies with respect to any other matter that is properly presented at the meeting.

    Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                             Dated:                       , 1998

                                             -----------------------------------

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                  Signature If Held Jointly